EXHIBIT 99

For Immediate Release

CONSOLIDATED WATER PROVIDES UPDATE ON

HURRICANE IVAN DAMAGE

GEORGE TOWN, Cayman Islands, B.W.I. September 21, 2004 — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that operations have been restored at three of the plants operated by the Company on Grand Cayman Island, and that water is being supplied to approximately 50% of the customers in the Company’s service area.

Three other plants on Grand Cayman Island, including the Company-owned Governor’s Harbour plant, are still out of service due to a lack of electricity, as is approximately 2,000 feet of water distribution pipeline in the Seven Mile Beach area that was severely damaged by Hurricane Ivan. Two new generators have been ordered for the Governor’s Harbour and Lower Valley plants, which management expects will be operating within approximately one week. The 2,000 feet of distribution pipeline must be replaced to complete the Company’s distribution system on Grand Cayman.

The Company’s operating headquarters building on West Bay Road was heavily damaged by the hurricane. However, no critical computer files were lost. The Company’s seven million gallon water storage tanks were not damaged by the hurricane.

As noted in an earlier news release, the Company believes it has adequate property insurance and business interruption insurance to cover any damage caused by Hurricane Ivan when it struck Grand Cayman on September 12th.

The Company will provide additional information to the investment community when available.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the condition of the Company’s facilities on Grand Cayman, the amount of proceeds to be received under the Company’s insurance policies, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com